SCHEDULE 14A

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12


                          WILLAMETTE INDUSTRIES, INC.

                            -----------------------

               (Name of Registrant as Specified in its Charter)
                            -----------------------

                             WEYERHAEUSER COMPANY

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transactions:
     (5)  Total fee paid:
----------
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:


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                                                   [Weyerhaeuser Company logo]

NEWS RELEASE

For Immediate Release

             WEYERHAEUSER SENDS LETTER TO WILLAMETTE SHAREHOLDERS


FEDERAL WAY, Wash., May 8, 2001 - Weyerhaeuser Company (NYSE: WY) today announced that it sent the following letter to shareholders of Willamette Industries, Inc. (NYSE: WLL):


          May 7, 2001

          Dear Willamette Shareholder:

          As you know, Weyerhaeuser commenced a tender offer in November of last year to acquire all of the outstanding shares of Willamette Industries. Today, we announced that Weyerhaeuser has increased the price of its cash tender offer to $50.00 per share.

          We are taking this action because Weyerhaeuser firmly believes that Willamette is an ideal partner. We are confident that this combination will create a global forest products leader based in the Pacific Northwest. We believe it would also offer you greater value than the company could generate on a stand-alone basis. However, despite Weyerhaeuser's attempts to discuss a mutually beneficial transaction, to date the Willamette board of directors has refused to negotiate. Willamette's shareholders and industry experts have voiced strong support for a combination of our two companies. We are hopeful that the Willamette board will recognize the superior value our offer would provide to you NOW.

          WEYERHAEUSER IS SEEKING YOUR SUPPORT FOR THE ELECTION OF THREE NOMINEES TO THE WILLAMETTE BOARD WHO ARE COMMITTED TO MAXIMIZING THE VALUE OF YOUR INVESTMENT NOW. PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY VOTING FOR THE ELECTION OF THE WEYERHAEUSER NOMINEES.



                                    -more-


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                                                        -2-

                         NOW IS THE TIME TO NEGOTIATE
                      THE HIGHEST VALUE FOR SHAREHOLDERS

          The increased Weyerhaeuser offer will provide you with a significant premium for your shares. Weyerhaeuser's increased price represents a premium of approximately 44 percent over Willamette's closing share price on Friday, November 10, 2000, the last trading day prior to Weyerhaeuser's announcement of our proposal to acquire Willamette. It is also a substantial premium of approximately 67 percent to Willamette's average share price for the 60 days prior to the announcement. Despite the significant and immediate value shareholders would receive in a negotiated transaction, WILLAMETTE MANAGEMENT HAS NEVER EXPLAINED HOW OR WHEN IT WOULD DELIVER VALUE SUPERIOR TO OUR PREMIUM OFFER ON A STAND-ALONE BASIS.

          Although Weyerhaeuser remains committed to completing a transaction with Willamette, further delay can only impair the price Weyerhaeuser is ultimately willing to pay. In order to receive the best value for your investment, we urge you to tell your board to sit down and begin negotiating with Weyerhaeuser NOW.

          We believe that by failing to take advantage of Weyerhaeuser's all cash premium offer, the Willamette board could be jeopardizing the value of your investment. While no one can predict what Willamette's share price would be absent the Weyerhaeuser offer, independent financial experts recognize that the proposed transaction offers shareholders an immediate premium that may otherwise be unattainable:

          "DOWNSIDE RISK COULD BE AS MUCH AS [A] $33 PER SHARE [PRICE] IF THE DEAL WITH [WEYERHAEUSER] FALLS THROUGH."*

                             Peter Ruschmeier; Lehman Brothers, April 16, 2001


                           THE WEYERHAEUSER NOMINEES
                     WILL WORK TO MAXIMIZE YOUR INVESTMENT

          By voting the GOLD proxy card FOR the Weyerhaeuser nominees at Willamette's annual meeting on June 7, 2001, you can make your voice heard in a manner that cannot be ignored by your board of directors. We urge you to ignore Willamette's rhetoric and focus on what we believe this election is really about:

               o electing directors who believe their duty is to MAXIMIZE THE VALUE OF YOUR WILLAMETTE SHARES;

               o electing directors who will best PROTECT THE VALUE OF YOUR INVESTMENT IN WILLAMETTE; and

               o electing directors who believe that YOU -- THE OWNERS OF WILLAMETTE -- are entitled to decide whether or not to accept the Weyerhaeuser offer.


                                    -more-

--------
* Permission to use quotation neither sought nor obtained.

          The election of our director nominees is critical to the completion of a transaction with Weyerhaeuser. ASK YOURSELF: "HOW MUCH WILL MY INVESTMENT IN WILLAMETTE BE WORTH IF WEYERHAEUSER GOES AWAY?"


                    SEND A MESSAGE TO THE WILLAMETTE BOARD
                         DON'T DELAY--VOTE GOLD TODAY

          WE BELIEVE THAT YOU DESERVE A BOARD OF DIRECTORS THAT WILL ACT IN YOUR BEST INTERESTS. WE ARE SEEKING YOUR SUPPORT FOR THE ELECTION OF OUR THREE NOMINEES TO WILLAMETTE'S BOARD AT THE WILLAMETTE ANNUAL MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY VOTING FOR THE ELECTION OF THE WEYERHAEUSER NOMINEES.

          If you have any questions or require any assistance in executing or delivering your proxy, please call our proxy solicitor, Innisfree M&A Incorporated, at 1-877-750-5838 (toll-free).

          Very truly yours,

          /s/ Steven R. Rogel

          Steven R. Rogel
          Chairman, President and Chief Executive Officer

Whether or not you plan to attend the 2001 Annual Meeting, we urge you to vote FOR the election of the Weyerhaeuser nominees by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope TODAY.

"STREET-NAME" HOLDERS
Remember, if you hold your Willamette shares with a brokerage firm or bank, only they can exercise voting rights with respect to your shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions to vote the GOLD proxy card FOR the election of the Weyerhaeuser nominees.


WILLAMETTE EMPLOYEES
If you are a participant in the Willamette Industries Stock Purchase Plan (THE 401K PLAN), only the Plan Trustee, Wells Fargo Bank, N.A., can vote your shares. You may direct the Plan Trustee how to vote your shares by signing, dating and returning the GOLD instruction form provided by the Plan Trustee. Completed instructions must be received by the Plan Trustee at the address set forth in the GOLD instruction form no later than the close of business on May 25, 2001 for your vote to be counted. REMEMBER, YOUR INSTRUCTIONS TO THE PLAN TRUSTEE ARE COMPLETELY CONFIDENTIAL.

If you have any questions or require any assistance in executing or delivering your proxy or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, at 1-877-750-5838 (toll-free).


                                    -more-

IMPORTANT INFORMATION

Company Holdings, Inc. ("CHI"), a wholly owned subsidiary of Weyerhaeuser Company, has commenced a tender offer for all the outstanding shares of common stock of Willamette Industries, Inc. at $50.00 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Friday, May 18, 2001. CHI may extend the offer. If the offer is extended, CHI will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire.

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2000, sales were $16 billion. It has offices or operations in 17 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

Today's news release, along with other news about Weyerhaeuser, is available on the Internet at www.weyerhaeuser.com.

Weyerhaeuser contacts:


ANALYSTS                                                        MEDIA
Kathryn McAuley         Joele Frank / Jeremy Zweig              Bruce Amundson
Weyerhaeuser            Joele Frank, Wilkinson                  Weyerhaeuser
(253) 924-2058          Brimmer Katcher                         (253) 924-3047
                        (212) 355-4449